EXHIBIT 99.1 January 8, 2006 Press Release by China Direct Trading Corporation


FOR IMMEDIATE RELEASE                                CONTACT:  HOWARD ULLMAN
JANUARY 8TH, 2006                                    CHINA DIRECT 954-252-3440

      CHINA DIRECT CREDIT LINE FROM SENIOR MANAGEMENT INCREASES TO $637,000

COOPER CITY, FL: China Direct Trading Corp. (OTCC.OB: CHDT.OB) (CHDT) announced today that it has received an additional $137,000 from its chief executive officer and president, Howard Ullman, resulting in a $637,000 credit line to be used solely to fund the cash portion of any acquisition or investment by CHDT. CHDT intends to aggressively pursue one or more acquisitions or investments consistent with its strategic vision, as set forth below, in Fiscal Year 2006.

CHDT's Strategic Plan: CHDT has been engaged in an ongoing process of seeking investment or acquisition or merger opportunities with one or more companies that can potentially enhance CHDT's revenues and net worth as well as possibly contribute a positive cash flow. CHDT's board of directors has concluded that expansion in CHDT's core business of souvenir/promotional/gift items will not produce sufficient revenues or net worth to enable China Direct to enhance shareholder value in the short term. As such, CHDT is interested in investing in or acquiring companies that could benefit from exploiting CHDT's contacts with Chinese manufacturing firms. CHDT's strategic plan has traditionally been to remain a trading company with low overhead and focused on exploiting its contacts with Chinese manufacturers to meet CHDT's customers' needs. CHDT has concluded that ownership of or investment in companies that are established distributors in the U.S. and potential distribution channels of Chinese-made products in the U.S. should be considered as part of the overall strategy to exploit CHDT's contacts with over 30 Chinese manufacturing companies.

About CHDT: CHDT is a public holding company acting, through its subsidiaries, as a trading company focused on selling Chinese-made goods in North America and in acting as a consultant helping Chinese companies to conduct business in North America and U.S. companies to conduct business in China. CHDT's revenue-generating subsidiary is Souvenir Direct, Inc., which sells Chinese-made souvenir, gift and promotional products in North America.


FORWARD LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a "penny stock" company, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings, which statements CHDT incorporates by reference herein.

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